CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                       1934 ACT REPORTING REQUIREMENTS


                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                              November 12, 1998
                               (Date of Report)

                      FIRST CHOICE HEALTH NETWORK, INC.
         (Name of Small Business Issuer as Specified in its Charter)

                         Commission File No. 0-23998


            WASHINGTON                  91-1272766
   (State or Other Jurisdiction      (I.R.S. employer
         of Incorporation)        identification number)

                         601 UNION STREET, SUITE 1100
                          SEATTLE, WASHINGTON  98101
                   (Address of Principal Executive Offices,
                             Including Zip Code)

             Registrant's Telephone Number, Including Area Code:
                                (206) 292-8255

Item 2.  Acquisition of Assets

On November 12, 1998, First Choice Health Network, Inc. executed a purchase agreement to acquire Providence Plan Partners Preferred-Washington PPO Business effective December 1, 1998. The acquired business consists of approximately 125,000 subscribers with an annual revenue stream of $4.0 million. The agreement between the two companies consisted of the following transactions as described in the paragraphs below.

First Choice Health Network, Inc. purchased substantially all of the assets of Providence Plan Partners PPO Business for a minimum price of $2.8 million to be paid with interest at a rate of six percent over 18 months. There is a potential contingent payment of up to $700,000 to be determined based on the revenues received by First Choice Health Network from the PPO Business during the twelve months after the closing date. This transaction will be accounted for using the purchase method.

The assets purchased from Providence Plan Partners PPO Business consisted of:

     1.  Intangible Assets; including trade secrets and goodwill
     2.  Trademarks and Tradenames (Preferred Washington)
     3.  Copyrights
     4.  Payer and Provider Agreements
     5. Office equipment, computer hardware, operating systems, software and licenses used in the PPO Business. This equipment specifically includes 25 cubicles, 25 chairs, and all related accessories specifically includes the IS assets in the attached schedule titled PPO Asset Inventory.
     6. PPO Business records and documents necessary for transition of PPO Business, including billing and claim records.

First Choice Health Network, Inc. will file the required financial statements associated with this acquisition in an amended Form 8K within 60 days of the date of this initial report.

Item 7.    Financial Statements and Exhibits.

          (c)  Exhibits:

          10.1 Purchase Agreement, dated as of November 12, 1998, among First Choice Health Network, Inc., and Providence Plan Partners.

                                  SIGNATURES


 In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                      FIRST CHOICE HEALTH NETWORK, INC.

Date:     November 12, 1998








                 By:  / s /David Peel
                     --------------------
                     David Peel
                     Senior Vice President of Finance
                    (Principal Financial and Accounting Officer
                    and Duly Authorized Officer)